EXHIBIT 10.2

THIRD CORRECTION ASSIGNMENT OF OVERRIDING ROYALTY INTEREST

This Third Correction Assignment of Overriding Royalty Interest (“Third Correction Assignment”) dated December 13, 2012 (the “Execution Date”), but effective as of June 1, 2000 (the “Effective Date”), is made by and between Energy Resource Technology GOM, Inc., a Delaware corporation (“Assignor”), whose address is 400 North Sam Houston Parkway East, Houston, Texas 77060, and OKCD Investments, Ltd., a Texas limited partnership (“Assignee”), whose address is 400 North Sam Houston Parkway East, Houston, Texas 77060.

WHEREAS, reference is made to that certain Participation Agreement dated effective as of February 1, 2000, by and between Kerr-McGee Oil & Gas Corporation (“KMG”), Helix Energy Solutions Group, Inc., then known as Cal Dive International, Inc. (“Helix”), and CXY Energy Offshore Inc. (“CXY”), whereby Helix has the right to participate as a working interest owner in the Gunnison development project (the “Gunnison Prospect”) located in Garden Banks Blocks 667, 668 and 669, as hereinbelow described;

WHEREAS, Assignee was formed for the express purpose of providing exploration capital for the drilling of oil and gas prospects on the Gunnison Prospect;

WHEREAS, pursuant to that certain Conveyance Agreement dated April 3, 2000 (the “Conveyance Agreement”), by and between Helix and Assignee, Assignee agreed to fund up to $15,000,000 of Helix’s share of exploration costs associated with the Gunnison Prospect in exchange for an overriding royalty interest as therein provided;

WHEREAS, the Participation Agreement provides that any record title assignment due to Helix pursuant to the terms thereof would be made to Energy Resource Technology, Inc., a Delaware corporation (“ERT”), Assignor’s predecessor by merger and a wholly owned subsidiary of Helix;

WHEREAS, pursuant to that certain Assignment of Record Title Interest dated effective June 1, 2000, by and between KMG, as assignor, and ERT and CXY, as assignees, ERT received an assignment of a twenty percent (20%) working interest in the following described offshore oil and gas leases (individually, a “Lease” and collectively, the “Leases”):

Oil and Gas Lease of submerged lands under the Outer Continental Shelf, bearing Serial Number OCS-G 17406, dated effective January 1, 1997, by and between the United States Department of Interior, Minerals Management Service, as Lessor, and Mariner Energy, Inc. and Sun Operating Limited Partnership, as Lessees, covering all of Block 667, Garden Banks Area, Offshore Louisiana, Gulf of Mexico, as shown on OCS Official Protraction Diagram, NG 15-2, and containing 5,760 acres, more or less;

Oil and Gas Lease of submerged lands under the Outer Continental Shelf, bearing Serial Number OCS-G 17407, dated effective January 1, 1997, by and between the United States Department of Interior, Minerals Management Service, as Lessor, and Mariner Energy, Inc. and Sun Operating Limited Partnership, as Lessees, covering all of Block 668, Garden Banks Area, Offshore Louisiana, Gulf

of Mexico, as shown on OCS Official Protraction Diagram, NG 15-2, and containing 5,760 acres, more or less; and

Oil and Gas Lease of submerged lands under the Outer Continental Shelf, bearing Serial Number OCS-G 17408, dated effective January 1, 1997, by and between the United States Department of Interior, Minerals Management Service, as Lessor, and Vastar Resources Inc., as Lessee, covering all of Block 669, Garden Banks Area, Offshore Louisiana, Gulf of Mexico, as shown on OCS Official Protraction Diagram, NG 15-2, and containing 5,760 acres, more or less.

WHEREAS, reference is made to that certain Assignment of Overriding Royalty Interest dated the 24th day of March, 2000, but effective as of February 1, 2000, by and between ERT and Assignee (the “Original Assignment”), but executed by representatives of Helix and Assignee, which Original Assignment attempted to effectuate the assignment of the overriding royalty interest described in the Conveyance Agreement;

WHEREAS, reference is made to that certain Correction Assignment of Overriding Royalty Interest dated the 16th day of January, 2004, but effective as of June 1, 2000, by and between ERT and Assignee (the “First Correction Assignment”), and executed by representatives of ERT and Assignee, which First Correction Assignment attempted to effectuate a correction assignment of the overriding royalty interest described in the Conveyance Agreement;

WHEREAS, reference is made to that certain Second Correction Assignment of Overriding Royalty Interest dated the 21st day of June, 2006, but effective as of June 1, 2000, by and between ERT, Assignee and Helix (the “Second Correction Assignment” and, the Original Assignment and First Correction Assignment, as amended, restated, superseded and replaced by the Second Correction Assignment, the “Assignment”), which Second Correction Assignment amended, restated, superseded and replaced the Original Assignment and the First Correction Assignment in their entirety;

WHEREAS, the Assignment does not accurately reflect the intent and agreement of the Assignor and Assignee; and

WHEREAS, Assignor and Assignee desire to amend and restate the Assignment and supersede and replace the Assignment in its entirety with this Third Correction Assignment, effective as of the Effective Date, to more accurately define the ORRI (hereinafter defined) and the parties’ respective rights and obligations with respect thereto.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby CONVEY, TRANSFER and ASSIGN unto Assignee, an overriding royalty interest equal to an undivided twenty-five percent (25%) of Assignor’s working interest, as of the Execution Date, in (i) each of the Leases, in and to the oil, gas, casinghead gas and other hydrocarbons (collectively, “Hydrocarbons”) produced and saved from the Leases and (ii) each well drilled prior to the Execution Date and located on lands not covered by the Leases but that produces Hydrocarbons through wells or other facilities located on lands covered by the Leases, in and to the Hydrocarbons produced and saved from such wells (the “ORRI”).

TO HAVE AND TO HOLD the ORRI unto Assignee, its successors and assigns forever, subject to the following terms, provisions and conditions:

1. The ORRI shall be delivered or paid to Assignee at the same time and in the same manner as the lessor’s royalty under the Leases and free and clear of all costs and expenses of exploration, development, drilling, operating, production, dehydration, compression, treatment, marketing and transportation to the first purchaser; provided, however, the ORRI shall bear its proportionate share of any production, severance and gathering taxes.

2. If Assignee does not take the ORRI in kind, the ORRI shall be calculated and paid on the basis of the proceeds received from the first sale of production to a purchaser in an arms-length transaction; provided, however, if the first sale of production is made pursuant to an other than arms-length transaction, then the ORRI shall be calculated and paid on the basis of the greater of (i) the proceeds received from such sale or (ii) the market value of such production at the point of sale.

3. If any portion of the ORRI is not paid on or before the thirtieth (30th) day of the month following the month of production, interest shall be payable to Assignee on the amount of such unpaid portion of the ORRI at the “Prime Rate” published by The Wall Street Journal (Southwest Edition) plus three percent (3%), but in no event shall such interest rate exceed the maximum non-usurious rate of interest that may be lawfully agreed upon by parties to a written contract, accruing from such time for delivery or payment until paid.  In the event Assignee is not timely paid any amounts as become due to Assignee under the terms hereof and Assignee institutes a suit to collect such payments, Assignee shall be entitled to recover in addition to such payments then due and interest as herein provided, all reasonable attorneys’ fees and costs incurred by Assignee related to such suit.  Nothing in this paragraph is, however, intended to waive any rights and remedies to which Assignee may be entitled pursuant to any applicable statute or other law concerning the nonpayment or late payment of royalties.

4. If at any time on or before one (1) year after the expiration or termination of any Lease, Assignor, or Assignor’s successors or assigns or any of their respective parents, subsidiaries, affiliates or other persons or entities under common control with any of the foregoing obtain an extension or renewal of such Lease, or a new lease in replacement thereof, and such extension, renewal or new lease covers all or any portions of the lands now covered by such Lease, then the ORRI herein assigned shall, as to such lands, likewise apply to and be owned by Assignee under such extended, renewed or new lease, and, Assignor agrees for itself, its successors and assigns, upon Assignee’s request, to execute an appropriate instrument conveying such overriding royalty interest to Assignee.

5. The ORRI is subject, however, to the following conditions:

a.
The ORRI shall not, in any event, be paid or accrued upon any oil, gas, casinghead gas and other hydrocarbon used for operation, development or production purposes on the Leases, and no ORRI shall be paid upon gas used on the Leases in re-pressuring or recycling operations or pressure maintenance operations.

b.
Nothing herein contained shall impose upon Assignor any duty or obligation to develop or operate the Leases for oil, gas and other hydrocarbons other than in its sole discretion nor to maintain in effect the Leases by the payment of delay rentals or the performance of any other act.

c.
Subject to paragraph 4 above, Assignor shall have the right at any time and from time to time at its election to surrender or abandon any or all of the Leases, in whole or in part, without liability of any kind whatsoever to Assignee and in case of such surrender or abandonment, Assignor may release the Leases directly to the lessor thereof.

d.
Assignor hereby reserves the right to pool or combine the Leases and lands covered thereby or any part thereof in such manner and to such extent as Assignor shall determine, with other lands and leases into voluntary units, or into units established by any governmental authority having jurisdiction, whenever, in the sole judgment of Assignor, it is necessary or advisable to do so in order to properly explore or develop all or any portion of the premises subject to the Leases or to promote the conservation of oil and gas from said premises; and if the Leases or any part thereof are pooled accordingly, then the ORRI shall be reduced proportionately to and payable only in the ratio that the acreage covered by the Leases and included in such pooled unit bear to all acreage included in such pooled unit.

6. The ORRI is expressly made subject to the terms and provisions of that certain Gunnison Joint Operating Agreement dated March 24, 2000, but effective as of February 1, 2000 (the “Operating Agreement”), by and among KMG, CDI and CXY, which is incorporated herein by reference.  Assignor agrees to assume and bear all obligations of the ORRI regardless of Assignor’s participation status notwithstanding that an assignment of all or a portion of Assignor’s working interest is made to another party under the Operating Agreement.  Assignor shall indemnify and hold all other parties to the Operating Agreement harmless from any and all claims and demands for payment asserted by Assignee.

7. Either party hereto shall have the right, but not the obligation, to enter into independent financial hedging transactions utilizing their own credit resources.

8. IT IS SPECIFICALLY UNDERSTOOD AND AGREED BY ASSIGNOR AND ASSIGNEE THAT THIS THIRD CORRECTION ASSIGNMENT IS IN LIEU OF AND FULLY SUPERSEDES AND REPLACES THE ASSIGNMENT, AND THAT THE ASSIGNMENT IS NULL AND VOID FOR ALL PURPOSES.  THE ASSIGNMENT AND THIS THIRD CORRECTION ASSIGNMENT ARE NOT CUMULATIVE ASSIGNMENTS OF OVERRIDING ROYALTY INTERESTS, BUT MERELY DEFINE THE RIGHTS OF THE PARTIES WITH RESPECT TO THE ORRI.

9. The provisions hereof shall inure to the benefit of and be binding upon the parties hereto and all respective successors, legal representatives, and assigns of Assignor and Assignee.

10. It is not the intent of Assignor or Assignee that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Third Correction Assignment shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the parties.  In the event however that any provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation.  To the extent the maximum period is permitted to be determined by reference to "lives in being," Assignor and Assignee agree that "lives in being" shall refer to the lifetime of the last to die of the currently living lineal descendants of the late Joseph P. Kennedy (father of the late President of the United States of America).

11. Assignor hereby binds Assignor and its successors and assigns to warrant and forever defend all and singular title to the ORRI, subject to the matters set forth herein, unto Assignee, its successor and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof.

12. Assignor shall at all times maintain true and correct books and records sufficient to determine the amounts payable to Assignee hereunder.  Such books and records shall be open for inspection by Assignee at the office of Assignor located in Houston, Texas, during normal business hours.

13. This Third Correction Assignment is intended by Assignor and Assignee to be an absolute conveyance of a real property interest and, in the State of Louisiana, a real right.  The Assignment constitutes a “production payment” as defined in Title 11 of the United States Code, § 101, et seq., as amended.  This Third Correction Assignment does not include any ownership in and to any of the fixtures, structures, equipment or other tangible property now or hereafter placed on, or used in connection with, the Leases or any right to conduct operations.

14. Assignor and Assignee hereby acknowledge and confirm to each other that (i) the ORRI, as amended and restated by this Third Correction Assignment, is in full force and effect, with no defaults hereunder and (ii) that neither party has any claims, or will assert any claims against the other party that it may have, as of the Execution Date, related to the ORRI or any other matters contained herein.

EXECUTED as of the date first set forth above, but effective for all purposes as of the Effective Date.

ENERGY RESOURCE TECHNOLOGY GOM, INC.

By:	/s/ Anthony Tripodo
Name:	Anthony Tripodo
Title:	Vice President and Treasurer

OKCD INVESTMENTS, LTD.

By:	OKCD Holdings, Inc., its general partner

By:	/s/ Owen E. Kratz
Name:	Owen E. Kratz
Title:	President

STATE OF TEXAS                                                §

COUNTY OF HARRIS                                           §

Personally appeared before me, the undersigned authority in and for the said county and state, the within named Anthony Tripodo, who acknowledged that he is Vice President and Treasurer of Energy Resource Technology GOM, Inc., a Delaware corporation, and that for and on behalf of said corporation, and as its act and deed, he executed the above and foregoing instrument.  Given under my hand and official seal this 13th day of December, 2012.

Shelly M. Sagermark
Notary Public in and for the State of Texas

STATE OF TEXAS                                                §

COUNTY OF HARRIS                                           §

Personally appeared before me, the undersigned authority in and for the said county and state, the within named Owen E. Kratz, who acknowledged that he is President of OKCD Holdings, Inc., a Texas corporation, general partner of OKCD Investments, Ltd. a Texas limited partnership, and that for and on behalf of said corporation and limited partnership, and as its act and deed, he executed the above and foregoing instrument.  Given under my hand and official seal this 13th day of December, 2012.

Shelly M. Sagermark
Notary Public in and for the State of Texas